UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2021

LUBY’S, INC.

(Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

1-8308	74-1335253
(Commission File Number)	(I.R.S. Employer Identification No.)
13111 Northwest Freeway, Suite 600 Houston, Texas	77040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 329-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange at which registered
Common Stock ($0.32 par value per share)	LUB	New York Stock Exchange
Common Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On June 21, 2021, Luby’s, Inc. (“Luby’s”) issued a press release announcing Luby’s Fuddruckers Restaurants, LLC (the “Company”), a wholly-owned subsidiary of Luby’s, entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, CAL Acquisition Company, a Delaware corporation (“Holdco”), and CAL Operating Company, a Delaware corporation (“Opco” and together with Holdco, the “Purchasers”). A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 8.01.	Other Events.

On June 20, 2021, the Company entered into the Purchase Agreement, pursuant to which, the Company will lease to Opco at closing the underlying real estate for certain locations where the Company currently operates a Luby’s Cafeteria restaurant on Company owned real estate and will sell to the Purchasers assets related to the operation of the Luby’s Cafeteria’s restaurant business held by the Company, including certain intellectual property rights (including the ownership of the Luby’s Cafeteria brand name) and assign certain leases with third parties held by the Company for certain additional locations.

The transaction is subject to customary closing conditions with an outside date of September 30, 2021. The Company has the option to terminate the Purchase Agreement in the event that the board of directors of Luby’s, Inc. determines in good faith that failing to terminate the Purchase Agreement would be reasonably likely to be inconsistent with the board’s fiduciary duties. In the event the Company does terminate the Purchase Agreement because closing would be reasonably likely to be inconsistent with the board’s fiduciary duties, then the Company will be required to pay to the Purchasers within 30 days of the termination an amount equal to $500,000.

It is currently anticipated that the transaction could provide Luby’s with approximately $28.7 million of value (all but a nominal amount of which will be derived from the Purchasers’ assumption of Luby’s liabilities and Holdco’s issuance of notes, preferred stock and a warrant to the Company). There can be no assurance that Luby’s will realize or receive the full value of such consideration, and Luby’s does not currently plan to adjust the estimated liquidation value of Luby’s as a result of this transaction.

In connection with closing of the transaction, the Company will be permitted to utilize the Luby’s name for the operation of those Luby’s Cafeteria restaurants and other business retained by the Company for a limited amount of time.

The Purchase Agreement contains customary representations and warranties by the Company and each Purchaser, and the Company and the Purchasers have agreed to customary indemnities relating to breaches of representations, warranties and covenants and the payment of assumed and excluded obligations.

There are no assurances that the transactions contemplated by the Purchase Agreement will be consummated or that the value that Luby’s contemplates will be provided by the transaction will be realized.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit
99.1	Press Release, dated June 21, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2021	LUBY’S, INC.

	By:	/s/ John Garilli
John Garilli
President and Chief Executive Officer

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